
5-HTP

5-HTP (Griffonia Seeds)


たけ
水煮

Fresh boiled 18L bamboo



Ganoderma (Reishi-mushroom) Tea


味付
メンマ
KOBE

Seasoned pre-cooked vegetables – OEM
Kobe Bussan Supermarkets


松茸
釜めしの素

Seasoned Pre-cooked vegetables



Bamboo processing facility



Extraction Machinery